EXHIBIT 99.1
PRESS RELEASE	® www.inhibitex.com

CONTACTS:
Inhibitex, Inc.
Russell H. Plumb	Lilian Stern (Investors)	Kathryn Morris (Media)
Chief Financial Officer	Stern Investor Relations, Inc.	KMorrisPR
(678) 746-1136	(212) 362-1200	(845) 635-9828
rplumb@inhibitex.com	lilian@sternir.com	kathryn@kmorrispr.com
FOR IMMEDIATE RELEASE

INHIBITEX EXECUTIVE OFFICERS ADOPT RULE 10b5-1 STOCK TRADING
PLANS
ATLANTA, Georgia — November 22, 2005 — Inhibitex, Inc. (Nasdaq: INHX) announced today that certain executive officers of Inhibitex have implemented stock trading plans in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934. The trading plans, which cover six executive officers, collectively provide for the sale of up to 205,000 shares of common stock of Inhibitex through February 2006. William D. Johnston, Ph.D., President and Chief Executive Officer, plans to sell up to 35,000 shares and Joseph M. Patti, co-founder, Vice President of Research and Development and Chief Scientific Officer, plans to sell up to 105,000 shares pursuant to their respective plans. Further, four other officers: Russell H. Plumb, Vice President of Finance and Administration and Chief Financial Officer; Seth Hetherington, Vice President of Clinical Affairs and Chief Medical Officer; David Wonnacott, Vice President of Regulatory Affairs and Quality; and Robert Schweiger, Vice President of Business Development, each implemented plans contemplating the sale of between 10,000 and 20,000 shares.
Rule 10b5-1 allows officers and directors to individually adopt written, pre-arranged stock trading plans when they are not in possession of material non-public information. Once these plans are adopted, the officers and directors have no discretion over the timing, price or terms of any sales made pursuant to such plans. Using these plans, insiders can implement diversification and tax and estate planning strategies, minimize the market effect of stock sales by spreading them out over an extended period of time and avoid concerns about transactions occurring at a time when they might possess material non-public information.
About Inhibitex
Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on the discovery, development and commercialization of antibody-based products for the prevention and treatment of serious, life-threatening infections. The Company currently has five drug development programs, all of which are based on its proprietary MSCRAMM protein platform technology. The Company’s most advanced product candidates are Veronate, which is currently being evaluated in a pivotal Phase III clinical trial for the prevention of hospital-associated infections in very low birth weight infants, and Aurexis, which is being assessed in various clinical trials as a treatment for infections caused by Staphylococcus aureus.
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9005 Westside Parkway t Alpharetta, GA 30004 t Tel: (678) 746-1100 t Fax: (678) 746-1299

The Company has retained all world-wide rights to Veronate and Aurexis, both of which have been granted Fast Track designation by the FDA. The Company’s preclinical programs include a collaboration and joint development agreement with Dyax to develop fully human monoclonal antibodies against MSCRAMM proteins on enterococci and a partnership with Wyeth to develop staphylococcal vaccines. For additional information about the Company, please visit www.inhibitex.com.
Inhibitex®, MSCRAMM®, Veronate® and Aurexis® are registered trademarks of Inhibitex, Inc.
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9005 Westside Parkway t Alpharetta, GA 30004 t Tel: (678) 746-1100 t Fax: (678) 746-1299